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                                                                   EXHIBIT 8.1

                          OPINION REGARDING TAX MATTERS




September 8, 1999

MSC.Software Corporation
815 Colorado Boulevard
Los Angeles, CA 90041

                  RE:      REGISTRATION STATEMENT OF MSC.SOFTWARE CORPORATION

Dear Sir or Madam:

                  This opinion is delivered to you in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by MSC.Software Corporation, a Delaware corporation ("MSC"), in connection with the proposed offering and sale by MSC and certain selling holders of $9,915,000 aggregate principal amount of 7-7/8% Convertible Subordinated Debentures due 2004 (the "Debentures"). In connection therewith, we have reviewed the Registration Statement and examined such additional documents and matters of law and fact as we deemed necessary and appropriate.

                  Based on the foregoing, and subject to the qualifications and assumptions contained therein, we are of the opinion that the description of the material federal income tax considerations contained in the Registration Statement under the heading "Material Federal Income Tax Consequences" is accurate.

                  This opinion is based on our review of the Internal Revenue Code of 1986, as amended, legislative history with respect thereto, rules and regulations (including proposed regulations) promulgated thereunder, published rulings and court decisions, all as in effect as of the date of this opinion. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify the authority upon which this opinion is based. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, so that no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Debentures.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.

                                                     Respectfully submitted,

                                                     /s/ O'MELVENY & MYERS LLP
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